Exhibit 23.2

                      CONSENT OF INDEPENDENT AUDITORS


To the Board of Directors
The Children's Internet, Inc.

We consent to the use of our Independent Auditors' Report dated March 11, 2003 covering the financial statements of The Children's Internet, Inc. (A Development Stage Company) for the years ended December 31, 2002 and 2001 and for the period from September 25, 1996 (inception) to December 31, 2002, to be included in a Form SB-2 registration statement to be filed with the Securities and Exchange Commission on approximately December 4, 2003.

We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.



            /s/ Stonefield Josephson, Inc.
	    --------------------------------

            STONEFIELD JOSEPHSON, INC.
            Certified Public Accountants

            Santa Monica, California

            December 4, 2003